FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR  IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS YEAR END RESULTS

WESTBURY, N.Y., June 10, 2009 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for its fiscal year ended March 29, 2009.

For the fifty-two weeks ended March 29, 2009, income from continuing operations was $4,958,000, or $0.80 per share as compared to $4,781,000 or $0.74 per share for the fifty-three weeks ended March 30, 2008. Total revenue from continuing operations increased by 4.2% to $49,221,000 for the fifty-two weeks ended March 29, 2009 as compared to $47,225,000 during fifty-three weeks ended March 30, 2008. Net income for the fifty-two weeks ended March 29, 2009 increased by 14.1% to $7,482,000 or $1.21 per share as compared to $6,555,000 or $1.01 per share for the fifty-three weeks ended March 30, 2008.

These results represent Nathan’s sixth consecutive year of increased revenues and profits from continuing operations.

During the current fiscal year, Nathan’s realized gains, net of tax, of $2,519,000 or $0.41 per share from the sale of its formerly wholly-owned subsidiary, NF Roasters Corporation and additional consideration from the sale of its formerly wholly-owned subsidiary, Miami Subs Corporation of $250,000 which was previously deemed contingent and not realized. The total of these gains before income taxes was $3,906,000.

During the previous fiscal year, Nathan’s realized gains, net of tax, of $1,568,000 or $0.24 per diluted share from the sale of certain leasehold interests in Florida and from the sale of its formerly wholly-owned subsidiary, Miami Subs Corporation. The total gains before income taxes were $2,489,000.

For the thirteen weeks ended March 29, 2009, income from continuing operations was $887,000, or $.15 per share as compared to $754,000 or $0.12 per share for the fourteen weeks ended March 30, 2008.  Total revenue from continuing operations was $10,039,000, as compared to $10,229,000 during the fourteen weeks ended March 30, 2008. Net income for the thirteen weeks ended March 29, 2009 was $944,000 or $0.16 per share, as compared to $752,000 or $0.12 per share for the fourteen weeks ended March 30, 2008.

NATHAN’S REPORTS/2

During the fiscal 2009 period, Nathan’s repurchased 693,806 shares of its common stock pursuant the stock buy-back programs adopted by its Board of Directors on November 5, 2007 and November 13, 2008. Additionally, Nathan’s completed the 10b-5 trading plan adopted on June 11, 2008 for the purpose of effecting the November 2007 stock buy-back program.

There are 306,194 shares remaining to be repurchased under the November 2008 stock buy-back program. In connection with this plan, Nathan’s adopted and entered into a new 10b-5 trading plan on February 5, 2009.

About Nathan’s Famous

Nathan’s products are currently distributed in 50 states, the District of Columbia and four foreign countries through its restaurant system, Branded Product Program and retail licensing activities.  The Nathan’s restaurant system currently consists of 254 units, comprised of 249 franchised or licensed units and five company-owned units (including one seasonal unit). For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

NATHAN’S REPORTS/3

Nathan's Famous, Inc.
Financial Highlights

	Thirteen	Fourteen
	weeks ended	weeks ended
	(unaudited)

	Mar. 29, 2009	Mar. 30, 2008

Total revenues from continuing operations	$10,039,000	$10,229,000

Income from continuing operations	887,000	754,000

Income (loss) from discontinued operations	57,000	(2,000)

Net income	$944,000	$752,000

Basic income per share
Income from continuing operations	$0.16	$0.12
Income (loss) from discontinued operations	0.01	(0.00)
Net income	$0.17	$0.12

Diluted income per share
Income from continuing operations	$0.15	$0.12
Income (loss) from discontinued operations	0.01	(0.00)
Net income	$0.16	$0.12

Weighted-average shares used in computing
income per share
Basic	5,685,000	6,109,000
Diluted	5,915,000	6,457,000

NATHAN’S REPORTS/4

Nathan's Famous, Inc.
Financial Highlights

	Fifty-two	Fifty-three
	weeks ended	weeks ended
	(unaudited)

	Mar. 29, 2009	Mar. 30, 2008

Total revenues from continuing operations	$49,221,000	$47,225,000

Income from continuing operations	4,958,000	4,781,000

Income from discontinued operations	2,524,000	1,774,000

Net income	$7,482,000	$6,555,000

Basic income per share
Income from continuing operations	$0.84	$0.79
Income from discontinued operations	0.43	0.29
Net income	$1.27	$1.08

Diluted income per share
Income from continuing operations	$0.80	$0.74
Income from discontinued operations	0.41	0.27
Net income	$1.21	$1.01

Weighted-average shares used in computing
income per share
Basic	5,898,000	6,085,000
Diluted	6,180,000	6,502,000